EXHIBIT 99.1

PRESS RELEASE
FOR IMMEDIATE RELEASE

Collegiate Pacific Completes Kesslers Team Sports Acquisition

DALLAS—(BUSINESS WIRE)—April 1, 2004—Collegiate Pacific (AMEX:BOO) today stated that it has closed the acquisition of Indiana-based Kesslers Team Sports, a profitable, $30 million revenue-based company specializing in the distribution of team sports products with a primary emphasis on name brand, team uniforms and apparel.

Michael Blumenfeld, CEO of Collegiate Pacific, stated, “The transformation of Collegiate Pacific into a major force in the institutional sporting goods markets continues to accelerate with the addition of Kesslers Team Sports. This combination puts under one roof the nation’s fastest growing catalog marketing company and manufacturer/distributor of sports products and the nation’s # 1 independent team distributor. The combination of Collegiate’s 4,000 products and Kesslers’ 70 man sales force presents a formidable challenge in our industry and a platform from which to launch new and accretive acquisitions and business relationships. The consolidated Collegiate Pacific now offers over 5,000 sport products to nearly 70,000 customers.”

“While our organic growth continues on schedule at 20-25%, we are continuing to see very attractive opportunities in a variety of acquisition candidates ranging in scope from manufacturing proprietary products to team distributors similar to Kesslers. In light of our expansion, we have increased our commercial bank facility to accommodate the acquisition of Kesslers Team Sports and to provide future working capital needs for the combined companies.”

Collegiate Pacific is the nation’s fastest growing manufacturer and supplier of sports equipment primarily to the institutional markets and through recent acquisitions is now the nation’s number one team sports dealer.

Certain of the above statements contained in this press release are forward-looking statements that involve a number of risks and uncertainties. Such forward-looking statements are within the meaning of that term in Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. The company has based these forward-looking statements on its current expectations and projections about future events, based on the information currently available to it. The forward-looking statements include statements relating to the company’s anticipated financial performance, business prospects, new developments, new strategies and similar matters. The following important factors, in addition to those described in the company’s filings with the Securities and Exchange Commission, including its Annual Report on Form 10-KSB for the year ended June 30, 2003, especially in the Risk Factors and the Management’s Discussion and Analysis sections, and its Quarterly Reports on Form 10-QSB and its Current Reports on Form 8-K (each of which is available upon request from the company or on the company’s website, www.cpacsports.com, under the heading “Investors”) may affect the future results of the company and cause those results to differ materially from those expressed in the forward-looking statements, material adverse changes in the economic conditions in the Company’s markets, including as a result of terrorist attacks, competition from others, how much the Company may receive from the exercise of outstanding stock options and warrants, if anything, and the ability to obtain and retain key executives and employees. We disclaim any obligation to update these forward-looking statements.

For additional information contact Adam Blumenfeld at 972-243-0879.

SOURCE: Collegiate Pacific